Exhibit 3.1
CERTIFICATE ELIMINATING THE CERTIFICATE OF DESIGNATION
WITH RESPECT TO THE FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A, FIXED RATE
CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B, AND FIXED RATE PERPETUAL PREFERRED STOCK, SERIES C
OF
BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
ID NUMBER 10830D

Pursuant to Section 450.1302 of the Michigan Business Corporation Act

     The undersigned DOES HEREBY CERTIFY that:
     1. The name of the corporation (hereinafter referred to as the “Corporation”) is Birmingham Bloomfield Bancshares, Inc.
     2. The designation of the series of shares of stock of the Corporation to which this certificate relates is Fixed Rate Cumulative Perpetual Preferred Stock, Series A, Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and Fixed Rate Perpetual Preferred Stock, Series C.
     3. The voting powers, designations, preferences, rights and the qualifications, limitations and restrictions of each said series of shares of stock were provided for in resolutions adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it. Certificates setting forth the said resolutions have been heretofore filed with the State of Michigan pursuant to the provisions of Section 450.1302 of the Michigan Business Corporation Act.
     4. The Board of Directors of the Corporation has adopted the following resolution:
     RESOLVED, that none of the authorized shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and Fixed Rate Perpetual Preferred Stock, Series C are outstanding and there are no other rights, options or warrants issued by the Corporation that could require issuing shares of the series.
     FURTHER RESOLVED, that none of the shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and Fixed Rate Perpetual Preferred Stock, Series C will be issued; and
     FURTHER RESOLVED, that the proper officers of the Corporation be and hereby authorized to file a certificate setting forth these resolutions with the Michigan Department of Licensing and Regulatory Affairs pursuant to the provisions of Section 450.1302 of the Michigan Business Corporation Act for the purpose of eliminating all reference to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and Fixed Rate Perpetual Preferred Stock, Series C.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President this 29th day of July, 2011.

BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
By:	/s/ Robert E. Farr
Robert E. Farr, President